                                                                      Exhibit 99

________________________________________________________________________________

                                  NEWS RELEASE
________________________________________________________________________________


________________________________________________________________________________

                          Northern Trust Corporation
                            50 South LaSalle Street
                           Chicago, Illinois  60675
                 Contact:  Laurie McMahon, Investor Relations
                              (312) 444-7811   or
                     Dianne Kotsogiannis, Public Relations
Release  #01464                 (312) 444-4281      http://www.northerntrust.com
________________________________________________________________________________


FOR IMMEDIATE RELEASE
---------------------

NORTHERN TRUST CORPORATION REPORTS RECORD 1997 THIRD
QUARTER EARNINGS OF $.69 PER SHARE, UP 21%

(Chicago, October 20, 1997)   Northern Trust Corporation reported record net
income per common share of $.69 for the third quarter, an increase of 21% from $.57 earned a year ago. Net income increased 22% to a record $81.0 million from the $66.5 million earned in the third quarter of last year. This performance resulted in a return on average common equity of 20.7%.

     William A. Osborn, Chairman and Chief Executive Officer, commented, "Our third quarter results were outstanding and demonstrate our strong growth momentum. The Corporation's two business units continued to perform at record levels, supported by strong new business. The quarterly results were highlighted by a 20% growth in recurring revenues which was driven by record trust fees and foreign exchange profits. Our 21% earnings per share growth and 20.7% return on common equity significantly exceeded our strategic financial targets."

     "Trust assets under administration exceeded $1 trillion for the first time at September 30, 1997. One perspective on this significant milestone captures the remarkable pace of our
                                    -more-
growth: it took Northern Trust 105 years to reach $500 billion in assets under administration, but less than 3 years to double that and reach $1 trillion. Of this, $164.5 billion in assets were under management."


                      THIRD QUARTER PERFORMANCE HIGHLIGHTS

     Trust fees grew 20% to a record $177.4 million in the quarter compared to $148.2 million last year and represent 48% of total revenues and 70% of noninterest income.

     Trust fees from Personal Financial Services (PFS) in the quarter increased 19% and totaled $87.5 million compared to $73.6 million in the year-ago quarter. The increase in PFS trust fees resulted primarily from exceptionally strong new business throughout Northern Trust's five-state office network and favorable equity markets. The Wealth Management Group, which administers significant family asset pools nationwide, also had excellent performance, with trust fees increasing 32%, and now administers $27.8 billion of trust assets. Total administered personal trust assets increased $5.3 billion since June 30, 1997 and totaled $101.0 billion at September 30, 1997, exceeding $100 billion for the first time. Of this, $59.0 billion was under management.

     During the third quarter, Northern Trust expanded its Arizona presence by opening a northwest Tucson office, the seventh location in that state. With the addition of this new office, Northern Trust's national network of Personal Financial Services offices includes 62 locations in Illinois, Florida, California, Arizona and Texas.

     Trust fees from Corporate & Institutional Services (C&IS) in the quarter increased 21% and totaled $89.9 million compared to $74.6 million in the year-ago quarter, reflecting strong new business. These fees are derived from a full range of custody, investment and advisory services rendered to retirement and other asset pools of corporate and institutional clients

                                    -more-
worldwide, and all of these services contributed to the third quarter fee growth. Securities lending continued to achieve outstanding results, with fees increasing 47% from the prior year quarter to $18.0 million. Fees from investment management services, including the activities of Northern Trust Global Advisors, Inc., were also strong. Since June 30, 1997, total C&IS trust assets under administration increased $108.4 billion to $911.1 billion at September 30, 1997, of which $105.5 billion is managed by Northern Trust. Trust assets under administration included approximately $126 billion of global custody assets.

     During early October Northern Trust announced an agreement to acquire ANB Investment Management and Trust Company, a leading manager of index funds, from First Chicago NBD Corporation for approximately $50 million. This firm had assets under management of approximately $28 billion at June 30, 1997 and will complement Northern Trust's well-established and growing investment management business. Northern will benefit from adding a broad product array with successful long-term track records and a team of seasoned investment professionals.

     C&IS trust relationships are increasingly priced to reflect earnings from activities such as custody-related deposits and foreign exchange trading which are not included in trust fees. Foreign exchange trading profits set another record, increasing 122% to $33.5 million from $15.1 million in the same quarter last year. The record profits reflect both increased cross-border trading volumes as our global custody assets continue to grow and volatility in the currency markets, particularly in the southeastern Asia region.

     Fees from treasury management services were $14.8 million, up from $13.9 million in the comparable quarter last year. Total treasury management revenues from both fees and the

                                    -more-
computed value of compensating deposit balances increased 4% from the third quarter of 1996 to $22.7 million, reflecting the continued growth in business from both new and existing clients. Other operating income included $10.0 million resulting from a settlement reached with Illinois banking regulators concerning the disposition of certain unclaimed balances accumulated over a number of years.

     Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $117.6 million, up 10% from the $107.2 million reported in last year's third quarter. The increase in net interest income reflects higher levels of noninterest-related funds, driven by increases in common equity and demand deposits, and 15% growth in average earning assets primarily driven by increases in loan volume and money market assets. Residential mortgages accounted for 37% of the loan volume increase. The net interest margin decreased to 2.14% from 2.26% reported in the year-ago quarter. The decline in the margin is attributable to a higher proportion of low-spread money market assets and narrowing spreads earned on the government securities portfolio due to the flattening of the yield curve.

     Nonperforming assets of $50.4 million at quarter-end decreased from $58.5 million at June 30, 1997 and was up from $37.7 million at September 30, 1996. The overall quality of the loan portfolio remains strong. Nonaccrual and restructured loans of $46.3 million at quarter-end represent .38% of total loans and were covered 3.2 times by the $148.0 million reserve for credit losses. Third quarter net charge-offs, at .18% of average loans, totaled $5.4 million. The provision for credit losses of $5.0 million in the third quarter was $2.5 million higher than the third quarter of 1996 and $4.5 million higher than the second quarter of 1997. The increase in the provision for credit losses essentially maintained the reserve for credit losses at the prior quarter level. It is not expected that the provision for credit losses in the fourth quarter will return to the unusually low levels of the first half of 1997.

                                    -more-

     Noninterest expenses totaled $234.7 million for the quarter and included $8.9 million of technology-related special charges. Of these charges, $5.4 million were for Year 2000-related costs, including the purchase of software programming tools and the effect of replacing certain software that is not Year 2000 compliant. Another $3.5 million in charges were incurred for the planned relocation of the computer data facility to Northern Trust's new technology center located near its Chicago operations building. These costs are primarily reflected in other operating and equipment expenses.

     Excluding these charges, expenses increased $34.0 million or 18% from the year-ago quarter. This increase was primarily attributable to higher performance-based compensation and staff growth. Excellent new business results, record foreign exchange profits, strong corporate earnings and the price increase in Northern Trust Corporation stock increased performance-based compensation expenses by $12.0 million. The increase in compensation expense also resulted from merit increases and a 9% increase in staff levels from one year ago required to support growth initiatives and strong new business in both PFS and C&IS. In addition, the noninterest expense increase in the third quarter reflects a number of new initiatives over the past twelve months, including seven additional private banking and trust offices, a new Singapore office and expansion of the global custody network. Staff on a full-time equivalent basis at September 30, 1997 totaled 7,337, up 9% from 6,754 at September 30, 1996.

                                 BALANCE SHEET

     Balance sheet assets averaged $24.2 billion for the quarter, up 15% from last year's average of $21.0 billion, reflecting growth in loans and money market assets. Loans and leases averaged $12.0 billion for the quarter, an increase of $1.5 billion or 14%. Residential mortgages increased $543 million or 12% to average $4.9 billion for the quarter and represented 41% of the total loan portfolio at September 30, 1997. Commercial and industrial

                                    -more-
loans averaged $3.6 billion during the quarter compared to $3.4 billion in the third quarter of 1996. The securities portfolio was virtually unchanged at $6.2 billion. Money market assets increased from $2.1 billion in last year's third quarter to average $3.6 billion in the current quarter.

     Common stockholders' equity averaged $1.5 billion, up 12% from last year's third quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired a total of 307,681 shares at a cost of $16.6 million. An additional 3.6 million shares may be purchased after September 30, 1997 under the current share buyback program.


                       NINE MONTH PERFORMANCE HIGHLIGHTS

     Net income per common share increased 20% to $1.95 for the nine month period ended September 30, 1997. Net income increased 19% to $228.1 million compared with $191.4 million last year and resulted in a return on average common equity of 20.2%.

     Total recurring revenues increased 15% from 1996 levels. Trust fees totaled $504.0 million, up 14% from $441.8 million reported last year. Foreign exchange trading profits totaled $77.8 million, up 82% from last year's performance. Treasury management revenues from both fees and the computed value of compensating deposit balances increased 6% to $68.1 million. Net interest income, stated on a fully taxable equivalent basis, totaled $349.4 million, up 11% from the $313.5 million reported last year.

     The provision for credit losses decreased $5.5 million to $6.0 million in 1997. Noninterest expenses, excluding technology-related special charges, were up 14% and totaled $649.3 million compared to $568.4 million a year ago.

                                    -more-

                          FORWARD-LOOKING STATEMENTS

     This news release may be deemed to include forward-looking statements, such as statements that relate to financial goals, business outlook and credit quality. Actual results could differ materially from those indicated by these statements. Northern Trust's 1996 Annual Report to Stockholders and 1997 periodic reports to the SEC, including the section of the Quarterly Report on Form 10-Q for June 30, 1997 captioned "Forward-Looking Information", contain additional information about factors that could affect actual results.


                                     / / /

                          NORTHERN TRUST CORPORATION                      Page 1
               (Supplemental Consolidated Financial Information)


STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
----------------------------------------------
                                                          THIRD QUARTER
                                               ===================================
                                                 1997          1996     % Change *
                                               ===================================
Interest Income (Taxable Equivalent)           $  347.2     $  298.3           16%
Interest Expense                                  229.6        191.1           20
                                               --------     --------          ---
Net Interest Income (Taxable Equivalent)          117.6        107.2           10
Less: Taxable Equivalent Adjustment                 8.0          8.4           (5)
                                               --------     --------          ---
Net Interest Income                               109.6         98.8           11
Provision for Credit Losses                         5.0          2.5          100

Noninterest Income
  Trust Fees                                      177.4        148.2           20
  Treasury Management Fees                         14.8         13.9            6
  Foreign Exchange Trading Profits                 33.5         15.1          122
  Security Commissions & Trading Income             6.9          5.0           39
  Other Operating Income                           22.0         12.7           75
  Investment Security Transactions                  0.1         (0.1)         N/M
                                               --------     --------          ---
Total Noninterest Income                          254.7        194.8           31

Noninterest Expenses
  Salaries                                        116.4         92.4           26
  Pension and Other Employee Benefits              20.1         18.5            9
  Occupancy Expense                                17.7         15.5           14
  Equipment Expense                                17.6         14.2           24
  Other Operating Expenses                         62.9         51.2           23
                                               --------     --------          ---
Total Noninterest Expenses                        234.7        191.8           22
                                               --------     --------          ---

Income Before Income Taxes                        124.6         99.3           26
Provision for Income Taxes                         43.6         32.8           33
                                               --------     --------          ---

NET INCOME                                     $   81.0     $   66.5           22%
                                               ========     ========          ===

Net Income Per Common Share
  Primary                                      $   0.70     $   0.57           23%
  Fully Diluted                                    0.69         0.57           21

Return on Average Common Equity                   20.68%       18.93%
Average Common Equity                          $1,530.0     $1,370.5           12%
Return on Average Assets                           1.33%        1.26%

Common Dividend Declared per Share             $   0.18     $   0.16           16%
Preferred Dividends (millions)                      1.3          1.2            3

Average Common Shares Outstanding (000s)
  Primary                                       114,720      114,537
  Fully Diluted                                 115,133      114,842

(N/M) Not Meaningful
  (*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.
Note: Certain reclassifications have been made to prior periods' financial statements to place them on a basis comparable with the current period's financial statements.

                          NORTHERN TRUST CORPORATION                      Page 2

               (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS ($ IN MILLIONS)
----------------------------------------------

                                                            NINE MONTHS
                                               =====================================
                                                  1997          1996     % Change*
                                               =====================================
Interest Income (Taxable Equivalent)           $  995.5      $  886.7           12%
Interest Expense                                  646.1         573.2           13
                                               --------      --------        -----
Net Interest Income (Taxable Equivalent)          349.4         313.5           11
Less: Taxable Equivalent Adjustment                24.5          25.8           (5)
                                               --------      --------        -----
Net Interest Income                               324.9         287.7           13
Provision for Credit Losses                         6.0          11.5          (48)

Noninterest Income
  Trust Fees                                      504.0         441.8           14
  Treasury Management Fees                         44.4          41.4            7
  Foreign Exchange Trading Profits                 77.8          42.7           82
  Security Commissions & Trading Income            19.4          17.7            9
  Other Operating Income                           40.9          34.8           18
  Investment Security Transactions                  0.7           0.3          N/M
                                               --------      --------        -----
Total Noninterest Income                          687.2         578.7           19

Noninterest Expenses
  Salaries                                        325.4         270.1           20
  Pension and Other Employee Benefits              61.7          57.3            8
  Occupancy Expense                                50.2          45.5           10
  Equipment Expense                                47.4          42.3           12
  Other Operating Expenses                        173.5         153.2           13
                                               --------      --------        -----
Total Noninterest Expenses                        658.2         568.4           16
                                               --------      --------        -----

Income Before Income Taxes                        347.9         286.5           21
Provision for Income Taxes                        119.8          95.1           26
                                               --------      --------        -----

NET INCOME                                     $  228.1      $  191.4           19%
                                               ========      ========        =====

Net Income Per Common Share
  Primary                                      $   1.96      $   1.63           20%
  Fully Diluted                                    1.95          1.62           20

Return on Average Common Equity                   20.21%        18.59%
Average Common Equity                          $1,484.7      $1,348.6           10%
Return on Average Assets                           1.30%         1.22%

Common Dividends Declared per Share            $   0.54      $   0.47           16%
Preferred Dividends (millions)                      3.7           3.7            -

Average Common Shares Outstanding (000s)
  Primary                                       114,618       114,801
  Fully Diluted                                 115,196       115,594


                          NORTHERN TRUST CORPORATION                      Page 3
               (Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

                                                                   SEPTEMBER 30
                                                  ---------------------------------------------
                                                      1997              1996         % Change *
                                                  ---------------------------------------------
Assets
------
 Money Market Assets                                 $ 5,064.7         $ 2,378.4         113%
 Securities
  U.S. Government                                        779.7           1,268.6         (39)
  Federal Agency and Other                             4,728.7           4,139.9          14
  Municipal                                              405.4             410.3          (1)
  Trading Account                                         10.9               9.0          21
                                                     ---------         ---------         ---
 Total Securities                                      5,924.7           5,827.8           2
 Loans and Leases                                     12,223.7          10,909.2          12
                                                     ---------         ---------         ---
 Total Earning Assets                                 23,213.1          19,115.4          21
 Reserve for Credit Losses                              (148.0)           (147.4)        N/M
 Cash and Due from Banks                               2,293.6           1,068.6         115
 Trust Security Settlement Receivables                   302.4             236.4          28
 Buildings and Equipment                                 312.4             288.8           8
 Other Nonearning Assets                                 945.7             798.3          18
                                                     ---------         ---------         ---
Total Assets                                         $26,919.2         $21,360.1          26%
                                                     =========         =========         ===
Liabilities and Stockholders' Equity
------------------------------------

 Interest-Bearing Deposits
  Savings Deposits                                   $ 5,752.0         $ 5,746.7         N/M%
  Other Time Deposits                                    743.9             511.6          45
  Foreign Office Time Deposits                         5,631.6           3,636.8          55
                                                     ---------         ---------         ---
 Total Interest-Bearing Deposits                      12,127.5           9,895.1          23
 Borrowed Funds                                        7,089.8           5,297.9          34
 Senior Notes and Long-Term Debt                       1,596.1             637.0         151
                                                     ---------         ---------         ---
 Total Interest-Related Funds                         20,813.4          15,830.0          31
 Demand & Other Noninterest-Bearing Deposits           3,715.9           3,543.5           5
 Other Liabilities                                       692.4             469.8          47
                                                     ---------         ---------         ---
 Total Liabilities                                    25,221.7          19,843.3          27
 Common Equity                                         1,577.5           1,396.8          13
 Preferred Equity                                        120.0             120.0           -
                                                     ---------         ---------         ---
Total Liabilities and Stockholders' Equity           $26,919.2         $21,360.1          26%
                                                     =========         =========         ===

                          NORTHERN TRUST CORPORATION                      Page 4

               (Supplemental Consolidated Financial Information)


AVERAGE BALANCE SHEET ($ IN MILLIONS)
-------------------------------------
                                                                 THIRD QUARTER
                                                      =====================================
                                                        1997          1996       % Change *
                                                      =====================================
Assets
------
  Money Market Assets                                 $ 3,553.1     $ 2,082.6           71%
  Securities
    U.S. Government                                       787.4       1,525.0          (48)
    Federal Agency and Other                            5,035.0       4,317.0           17
    Municipal                                             401.3         409.8           (2)
    Trading Account                                         8.4           5.3           59
                                                      ---------     ---------          ---
  Total Securities                                      6,232.1       6,257.1          N/M
  Loans and Leases                                     12,001.2      10,533.9           14
                                                      ---------     ---------          ---
  Total Earning Assets                                 21,786.4      18,873.6           15
  Reserve for Credit Losses                              (148.2)       (147.4)           1
  Nonearning Assets                                     2,525.2       2,264.1           12
                                                      ---------     ---------          ---
 Total Assets                                         $24,163.4     $20,990.3           15%
                                                      =========     =========          ===
Liabilities and Stockholders' Equity
------------------------------------
  Interest-Bearing Deposits
    Savings Deposits                                  $ 5,840.6     $ 5,596.4            4%
    Other Time Deposits                                   771.0         523.0           47
    Foreign Office Time Deposits                        5,261.0       4,040.6           30
                                                      ---------     ---------          ---
  Total Interest-Bearing Deposits                      11,872.6      10,160.0           17
  Borrowed Funds                                        4,961.0       5,317.0           (7)
  Senior Notes and Long-Term Debt                       1,554.9         544.7          185
                                                      ---------     ---------          ---
  Total Interest-Related Funds                         18,388.5      16,021.7           15
  Demand & Other Noninterest-Bearing Deposits           3,422.8       2,954.8           16
  Other Liabilities                                       702.1         523.3           34
                                                      ---------     ---------          ---
  Total Liabilities                                    22,513.4      19,499.8           15
  Common Equity                                         1,530.0       1,370.5           12
  Preferred Equity                                        120.0         120.0            -
                                                      ---------     ---------          ---
 Total Liabilities and Stockholders' Equity           $24,163.4     $20,990.3           15%
                                                      =========     =========          ===

                          NORTHERN TRUST CORPORATION                      Page 5

               (Supplemental Consolidated Financial Information)


Quarterly Trend Data ($ In Millions)                             1997                               1996
=====================================                           Quarters                          Quarters
                                                     ==================================     ====================
                                                         Third      Second        First       Fourth      Third
                                                     ==================================     ====================
Net Income Summary
------------------
   Trust Fees                                        $  177.4       $168.3       $158.3       $152.6     $ 148.2
   Other Noninterest Income                              77.3         54.9         51.0         48.7        46.6
   Net Interest Income (Taxable Equivalent)             117.6        117.7        114.1        108.4       107.2
                                                     --------       ------       ------       ------     -------
       Total Revenue (Taxable Equivalent)               372.3        340.9        323.4        309.7       302.0
   Provision for Credit Losses                            5.0          0.5          0.5          0.5         2.5
   Noninterest Expenses                                 234.7        217.0        206.5        200.5       191.8
                                                     --------       ------       ------       ------     -------
       Pretax Income (Taxable Equivalent)               132.6        123.4        116.4        108.7       107.7
   Taxable Equivalent Adjustment                          8.0          8.5          8.0          7.8         8.4
   Provision for Income Taxes                            43.6         39.5         36.7         33.5        32.8
                                                     --------       ------       ------       ------     -------
       Net Income                                    $   81.0       $ 75.4       $ 71.7       $ 67.4     $  66.5
                                                     ========       ======       ======       ======     =======

Per Common Share
----------------
   Net Income - Primary                              $   0.70       $ 0.65       $ 0.62       $ 0.58     $  0.57
              - Fully Diluted                            0.69         0.65         0.62         0.58        0.57
   Dividend Declared                                     0.18         0.18         0.18         0.18        0.16
   Book Value  (EOP)                                 $  14.14       $13.69       $13.21       $12.80     $ 12.49
   Market Value (EOP)                                   59.13        48.38        37.50        36.25       32.88

Ratios
------
   Return on Average Common Equity                      20.68%       20.01%       19.91%       18.79%      18.93%
   Return on Average Assets                              1.33         1.27         1.30         1.28        1.26
   Net Interest Margin                                   2.14         2.20         2.33         2.30        2.26
   Productivity Ratio *                                   159%         157%         157%         154%        157%
   Risk-based Capital Ratios:
       Tier 1                                             9.9%         9.6%         9.1%         8.2%        8.4%
       Total (Tier 1 + Tier 2)                           13.2         12.9         12.6         11.9        12.3
       Leverage                                           7.3          7.2          6.9          6.4         6.3

Trust Assets ($ in Billions) - EOP
----------------------------------
   Corporate                                         $  911.1       $802.7       $728.7       $693.7     $ 641.9
   Personal                                             101.0         95.7         87.2         85.2        80.8
                                                     --------       ------       ------       ------     -------
       Total Trust Assets                            $1,012.1       $898.4       $815.9       $778.9     $ 722.7
                                                     ========       ======       ======       ======     =======
   Memo:  Managed Assets                                164.5        158.4        136.3        130.3       124.3

Asset Quality ($ in Millions) - EOP
-----------------------------------
   Nonaccrual and Restructured Loans                 $   46.3       $ 55.3       $ 21.7       $ 19.5     $  33.3
   Other Real Estate Owned (OREO)                         4.1          3.2          2.2          1.9         4.4
                                                     --------       ------       ------       ------     -------
       Total Nonperforming Assets                    $   50.4       $ 58.5       $ 23.9       $ 21.4     $  37.7
                                                     ========       ======       ======       ======     =======
       Nonperforming Assets/Loans & OREO                 0.41%        0.49%        0.21%        0.20%       0.35%

   Gross Charge-offs                                 $    6.0       $  0.9       $  2.1       $  3.1     $   2.8
   Gross Recoveries                                       0.6          0.4          1.7          2.5         0.3
                                                     --------       ------       ------       ------     -------
       Net Charge-offs                               $    5.4       $  0.5       $  0.4       $  0.6     $   2.5
                                                     ========       ======       ======       ======     =======
   Net Charge-offs (Annualized) to Average Loans         0.18%        0.02%        0.02%        0.02%       0.09%
   Reserve for Credit Losses                         $  148.0       $148.4       $148.3       $148.3     $ 147.4
   Reserve to Nonaccrual and Restructured Loans           319%         268%         686%         761%        442%

(*) The productivity ratio is defined as total revenue on a taxable equivalent basis divided by noninterest expenses. Excluding $10.0 million in nonrecurring revenues and $8.9 million in technology-related special charges, the productivity ratio for the third quarter 1997 is 160%.